Exhibit 15.7

April 24, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
United States

Dear Sirs/Madams,

We have read Item 16F of Form 20-F dated April 24, 2013 of CNOOC Limited and are in agreement with the statements contained in the second, third, fourth and fifth paragraphs under Item 16F on page 108 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours faithfully,

/s/ Ernst & Young
Hong Kong